EXHIBIT 10.47

CHATTEM, INC. ANNUAL CASH INCENTIVE PLAN

1.   Purpose.  The purpose of the Plan is to provide cash incentive compensation to Executive Officers and other key employees within a pay-for-performance framework that enables the Company to provide a total compensation opportunity that attracts, motivates and retains such employees and contributes to the Company’s ability to maximize its return to shareholders.  The Plan is intended to reward Participants for achieving specified annual financial performance objectives, focuses strongly on Company and individual performance, and is designed to ensure that the Company’s total compensation package for Participants remains competitive.  The Plan is also intended to qualify the compensation paid under the Plan as “performance-based compensation” within the meaning of Section 162(m) so as to exempt such eligible compensation from the deduction limits imposed by Section 162(m) and to make such eligible compensation deductible by the Company for federal income tax purposes.

2.   Definitions.  As used herein, the following terms shall have the meanings ascribed to such terms below:

(a) “Authorized Officers” means the Chairman and Chief Executive Officer of the Company and the President and Chief Operating Officer of the Company.

(b) “Award” means any cash award payable under the Plan, including any Incentive Award and any Discretionary Bonus.

(c) “Board” means the board of directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Company” means Chattem, Inc.

(f) “Committee” means the Compensation Committee of the Board, which shall be comprised solely of two or more “outside directors” as defined in regulations promulgated under Section 162(m).

(g) “Corporate Performance Levels” means the following levels of overall Company performance (or such other levels as may be established by the Committee from time to time), each of which shall correspond to a Performance Goal established by the Committee in accordance with the Plan in respect of the Incentive Awards:

(i) “Level 1”, which term when used herein shall mean “Minimal:  Results which are the lowest permissible for the payment of an Incentive Award under the Plan.”

(ii) “Level 2”, which term when used herein shall mean “Good:  Results which are fully adequate and expected.”

(iii) “Level 3”, which term when used herein shall mean “Outstanding:  Results which are measurably above what could be expected as a norm.”

(iv) “Level 4”, which term when used herein shall mean “Exceptional:  Results which are remarkable and extraordinary.”

(h) “Disability” means a disability that entitles the Participant to benefits under the Company’s Long-Term Disability Plan, as amended from time to time.

(i) “Discretionary Bonus” means any cash bonus awarded to a Participant pursuant to Section 8 hereof.

(j) “Executive Officer” means an “executive officer” as defined in Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended.

(k) “Incentive Award” means any annual cash incentive award payable to a Participant under this Plan based on the achievement of the Performance Goals associated with Corporate Performance Levels with respect to a Performance Period.

(l) “Participant” means (i) each Executive Officer of the Company and (ii) each other key employee of the Company recommended by the Authorized Officers and approved by the Committee as a participant under the Plan, as determined from time to time by the Committee.

(m) “Participant Grouping” means, with respect to Incentive Awards, the grouping to which a Participant is assigned for a given Performance Period based upon the Participant’s position at the Company, as more fully described in Section 5 hereof.

(n) “Performance Goals” means, with respect to each Performance Period, one or more targeted levels of performance based on one or more of the following objective business criteria:  revenues, sales, earnings before interest, taxes, depreciation and amortization (EBITDA), earnings per share, earnings, price/earnings ratio, debt or debt-to-equity, expenses, cost of goods sold, cost reductions and savings, assets, operating income, operating margins, stock price, working capital and components thereof, return on revenues or productivity, return on capital, equity or assets, cash flow, market share, total shareholder return (stock price increase plus dividends), accounts receivable, manufacturing, production or inventory, customer satisfaction, economic value added or any increase or decrease of one or more of the foregoing over a specified period.  The Committee may, after taking into account whether such action would result in the loss of an otherwise available exemption for performance-based compensation under Section 162(m), appropriately adjust any evaluation of performance in respect of a Performance Goal to eliminate or offset the effect of unusual, unplanned, non-recurring or extraordinary items or occurrences affecting the Company or the financial statements of the Company, including, without limitation, the effect of mergers, acquisition, divestitures, changes in laws, regulations or accounting principles or such other objective adjustments as may be consistent with the purposes of the Performance Goals set for the given Performance Period and specified by the Committee within the Performance Period.  The Performance Goals may be expressed in terms of overall Company performance or the performance of any business unit, division, subsidiary, acquired business, partnership or joint venture of the Company.  The portion of any Award paid under the Plan based on the achievement of the Performance Goals is intended to constitute “performance-based compensation” within the meaning of Section 162(m).

(o) “Performance Period” means the Plan Year or such other shorter or longer period as may be designated by the Committee, during which performance will be measured in order to determine a Participant’s eligibility to receive payment of an Award.  The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.

(p) “Plan” means the Chattem, Inc. Annual Cash Incentive Plan, as set forth herein and as may be amended from time to time.

(q) “Plan Year” means the 12-month period beginning on the first day of the Company’s fiscal year and ending on the last day of such fiscal year.

(r) “Retirement” means separation from service with the Company and its subsidiaries, by a Participant at or after age 65, or as otherwise approved by the Committee in its sole discretion.

(s) “Section 162(m)” means Section 162(m) of the Code and any regulations promulgated thereunder.

3.   Administration of the Plan.  The Plan shall be administered by and under the direction of the Committee.  The Committee shall review the Plan on a periodic basis.  The Committee shall have full, exclusive and final authority in all determinations and decisions affecting the Plan and Participants, including sole authority to interpret and construe any provision of the Plan, to adopt, amend and rescind such rules and regulations for administering the Plan as it may deem necessary or appropriate under the circumstances and to make any other determination it deems necessary or appropriate for the administration of the Plan, in each case subject to and consistent with the provisions of the Plan.  Without limiting the generality of the foregoing, the Committee shall have the power, duty and authority (a) to establish Performance Periods and the Performance Goals, the performance measurement and evaluation criteria and guidelines to be used to determine Awards and the maximum potential Incentive Awards payable to Participants for such Performance Periods, (b) to designate or approve eligible persons to become Participants and the Participant Groupings that may apply to Participants each Performance Period, (c) to resolve all questions relating to the eligibility of Participants, Participant Groupings and the right of any Participant to receive an Award under the Plan, (d) to calculate the amount (including any reduction thereof pursuant to Section 7(a) hereof) and approve the payment of the Incentive Award payable to each Participant each Performance Period, (e) to determine the extent to which the Performance Goals actually were achieved each Performance Period, (f) to correct defects, supply omissions or reconcile inconsistencies with respect to the Plan, (g) to engage any administrative, legal, consulting, clerical or other services it deems appropriate in administering the Plan, and (h) to approve the grant of Discretionary Bonuses and the Performance Goals, Performance Periods and all other criteria thereunder.  All actions taken or determinations made by the Committee with respect to the Plan shall be final, binding and conclusive upon all parties.  The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its administrative authority and powers under the Plan to one or more directors or employees of the Company to the extent permitted under the exemption for performance-based compensation under Section 162(m).  Any expenses relating to administration of the Plan shall be borne by the Company.

4.   Participation.  Eligibility for participation in any Incentive Award for any Performance Period is limited to Participants, as determined on the first day of such Performance Period.  Any person who is hired or promoted into a position qualifying such person as a Participant or who is otherwise designated or approved by the Committee as a Participant eligible for an Incentive Award after the commencement of such Performance Period but prior to the date on which 25% of the Performance Period has elapsed shall be eligible to receive a pro rata portion (based on the number of days in the Performance Period during which such person was such a Participant) of the Incentive Award such person would have received if he or she had participated for the entire Performance Period provided attainment of the Performance Goal is substantially uncertain at the date of eligibility.  No person shall participate in any Incentive Award for a Performance Period in which such person first becomes a Participant on or after the date on which 25% of the Performance Period has elapsed or when the attainment of a Performance Goal is not substantially uncertain unless otherwise approved by the Committee based upon (i) a determination that satisfaction of the Performance Goal is substantially uncertain, or (ii) such alternative Performance Period or Performance Goal as may be determined by the Committee in compliance with the exemption for performance-based compensation under Section 162(m).  In the event a Participant’s employment with the Company is terminated due to his or her Retirement, Disability or death during a Performance Period, the Participant (or his or her beneficiary or estate) will be eligible to receive a pro rata portion (based on the number of days in the Performance Period during which such Participant was a Participant) of the Incentive Award the Participant would have received if he or she had participated for the entire Performance Period provided the Performance Goals are met and certified by the Committee for such Performance Period and payment is made at such time as payments are made to other Participants with respect to the Performance Period.  In the event a Participant’s employment with the Company is terminated for any other reason during a Performance Period, the Participant shall not be entitled to any Incentive Award for such Performance Period, except that the Committee may in its sole discretion, and to the extent permissible without resulting in the loss of an otherwise available exemption for performance-based compensation under Section 162(m), determine such Participant is entitled to an Incentive Award payment (but which shall not exceed, nor be paid earlier than, the amount determined in the preceding sentence as if the Participant’s termination was due to Retirement, Disability or death).

5.   Participant Groupings.  No later than the 90th day of each Performance Period (but in no event after 25% of such Performance Period has elapsed), the Committee shall assign each Participant to a Participant Grouping, or approve the Participant Groupings recommended by the Authorized Officers, based on the Participant’s position at the Company on the first day of such Performance Period (or on the day on which such Participant first becomes a Participant during such Performance Period in accordance with the provisions of Section 4 above).  Except as otherwise determined by the Committee, (a) each of the Authorized Officers shall be assigned to separate Participant Groupings, with the Company’s Chairman and Chief Executive Officer being the sole member of one Participant Grouping and the Company’s President and Chief Operating Officer being the sole member of a second Participant Grouping, (b) all other Executive Officers and certain other key employees shall be assigned to a third Participant

Grouping, and (c) all other Participants shall be assigned to a fourth, fifth or additional Participant Grouping, as determined by the Committee from time to time based on its assessment of the relative impact such Participants are likely to have on achieving the Performance Goals.  The range of potential Incentive Awards for which a Participant may be entitled shall be based on the Participant Grouping assigned to such Participant, as set forth in the Table of Maximum Potential Incentive Awards attached hereto as Exhibit A, as may be amended from time to time.  As a general rule, the higher a Participant’s position within the Company, the higher the Participant Grouping assigned to such Participant and the higher the range of potential Incentive Awards the Participant will be eligible to receive.

6.   Potential Incentive Awards.  To make an Incentive Award to any Participant for any Performance Period, the Committee shall, no later than the 90th day of that Performance Period (but in no event after 25% of such Performance Period has elapsed), establish Performance Goals for each of the Corporate Performance Levels applicable to Participants (based on each Participant’s Participant Grouping) for such Performance Period.  The Level 1 Corporate Performance Level must be achieved as a condition to the payment of any Incentive Award under the Plan.  So long as the Level 1 Corporate Performance Level is met or exceeded, each Participant shall be eligible for a range of potential Incentive Awards, each of which shall be equal to the product of (a) a percentage (as set forth in the Table of Maximum Potential Incentive Awards attached hereto as Exhibit A) of the Participant’s annual base salary on the first day of the applicable Performance Period, and (b) a fraction, the numerator of which is the number of days in the applicable Performance Period and the denominator of which is 365.  The percentages are based both on the Corporate Performance Level achieved and the Participant Grouping to which the Participant has been assigned.  If actual performance for a Performance Period falls between any two of the Performance Goals associated with the Corporate Performance Levels, the associated potential Incentive Award will be determined by means of straight-line interpolation.  The potential Incentive Award associated with the Level 4 Corporate Performance Level may not be increased, even if actual performance for a Performance Period exceeds the Performance Goal associated with that Corporate Performance Level.  The potential Incentive Award associated with each specified Corporate Performance Level (including any interpolated point between Corporate Performance Levels) and Participant Grouping represents the maximum Incentive Award that a Participant will be eligible to receive.  The Committee may increase, decrease, or otherwise amend the Corporate Performance Levels and corresponding percentages as may be determined by the Committee from time to time.

7.   Award Procedures.

(a) Calculation of Incentive Awards.  Following the completion of each Performance Period, the Committee shall calculate for each Participant the amount of such Participant’s Incentive Award based on the level of attainment of the Performance Goals (as reduced, if at all, pursuant to the following sentence), and the total amount of the Award payable to such Participant.  The Committee may, in its sole discretion, reduce (but not increase) the resulting Incentive Award otherwise payable to any Participant for a particular Performance Period, regardless of the level of attainment of the Performance Goals, at any time prior to the payment of Awards pursuant to Section 7(c) below, if the Committee determines that the Participant’s individual performance for such Performance Period warrants such a reduction.  However, any such reduction shall be limited to the following percentages based on the Participant’s Participant Grouping (as may be amended by the Committee from time to time) of the resulting Incentive Award otherwise payable to such Participant:

Participant Grouping	Possible Reduction
Chairman & CEO (I)	30%
President & COO (II)	40%
Other Executive Officers and Certain Other Key Employees (III)	40%
Other Participants (IV)	50%
Other Participants (V)	50%

Evaluation of a Participant’s individual performance will be assessed in a non-formula fashion relative to various qualitative objectives and criteria, such as the Participant’s overall contribution to the Company’s success and successful implementation of business strategy.  The goals relative to individual performance for each Performance Period shall be set (i) by the Authorized Officers for all other Participants; and (ii) by the Compensation Committee for the Authorized Officers.

(b) Certification of Awards.  Following the completion of each Performance Period, prior to the payment of any Awards under the Plan with respect to such Performance Period, the Committee shall certify (to the extent required by Section 162(m)) the extent to which the Performance Goals for such Performance Period actually were achieved or exceeded and the amount of the Award payable to each Participant for such Performance Period.  Approved minutes of a meeting of the Committee may be used for this purpose.

(c) Timing of Awards.  The Company shall distribute Awards payable to Participants under the Plan as soon as is administratively practicable following the end of each Performance Period, but in no event later than the 15th day of the third month following the end of the later of (i) the Company’s taxable year in which such Award was earned or (ii) the Participant’s taxable year in which such Award was earned, or as otherwise as may be required to qualify under the short-term deferral exception from the provisions of Section 409A of the Code.

(d) Maximum Incentive Award.  Notwithstanding anything to the contrary in this Plan, under no circumstances shall the aggregate amount of all Awards payable to any single Participant with regard to any Plan Year exceed the lesser of (i) 200% of the Participant’s annual base salary on the first day of any Plan Year (or the first day of the applicable Performance Period if not employed on the first day of any Plan Year) or (ii) $2,000,000.

(e) Form of Payment.  All Awards under the Plan shall be paid in cash in a single lump sum amount.

8.   Discretionary Bonuses.  Incentive Awards are not the exclusive means for the Committee to award compensation to Participants under the Plan.  In addition, the Committee may, in its sole discretion, make other Awards to Participants consistent with the provisions of this Plan.  Such other Awards may only take the form of Awards based on the achievement of objective Performance Goals pre-established by the Committee for an applicable Performance Period and otherwise designed to qualify for the exemption for performance-based compensation under Section 162(m).  Nothing contained in this Plan shall preclude the Committee from awarding incentive compensation or other discretionary bonuses to employees, including Participants, under other Company plans or arrangements, except that any such compensation or bonus shall not be for the purpose of replacing amounts that were not earned under this Plan.

9.   General Provisions.

(a) Effective Date; Shareholder Approval.  The Plan shall become effective upon adoption by the Board and shall apply beginning with Awards earned in respect of performance during the Company’s fiscal year in which the Plan is so adopted, provided, however, the Plan is subject to approval by the Company’s shareholders and shall be submitted for such approval at the 2008 Annual Meeting of Shareholders.  If the Plan is not approved by the shareholders at that meeting, the Plan shall cease to be effective and no payments shall be made with respect to any Awards hereunder.

(b) Term; Amendment and Termination.  The Plan shall remain in effect until the earlier to occur of (i) termination by the Committee, or (ii) the date of the first shareholder meeting that occurs in the fifth year after the year in which the shareholders approve the Plan if the Plan is not re-approved by the shareholders at that meeting.  The Committee may amend, suspend or terminate the Plan, in whole or in part, at any time and from time to time, for any reason.  An amendment to the Plan will be subject to the approval of the Company’s shareholders only if such approval is necessary to maintain the Plan in compliance with Section 162(m).  In the event of the termination of the Plan, no further Awards or other benefits shall accrue under the Plan, and amounts which are then payable with respect to a prior Performance Period shall continue to be an obligation of the Company and shall be paid as scheduled.  No Awards shall be made with respect to the Performance Period during which the Plan is terminated, except in accordance with the express provisions of the Plan or as otherwise provided by the Committee.

(c) Code Section 409A.  The payments under this Plan are intended to constitute short-term deferral payments for purposes of Code Section 409A and the Committee shall interpret and construe the Plan in accordance with such intent.  In carrying out such intent, the Committee may take any and all actions it determines necessary or appropriate to preserve the intended tax treatment of the payments under this Plan.

(d) No Employment Rights.  Nothing in this Plan shall be construed as conferring upon any Participant any legal or other right for a continuation of employment with the Company, nor shall it interfere with rights of the Company to discharge any Participant or otherwise act with relation to the Participant.  The Company may take any action (including discharge) with respect to any person who is a Participant and may treat such person without regard to the effect which such action or treatment might have upon such person as a Participant under this Plan.

(e) Nonalienation of Benefits; No Additional Rights.  No Award payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, garnishment or encumbrance of any kind, and shall not be subject to or reached by any legal or equitable process (including execution, garnishment, attachment, pledge or bankruptcy) in satisfaction of any debt, liability or obligation, prior to the payment of the Award.  Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such Award, whether presently or thereafter payable, shall be void.  No person shall have claim to an Award under this Plan, except as otherwise provided for herein, or to continued participation under this Plan.  There is no obligation for uniformity of treatment of Participants under this Plan.

(f) Beneficiary Designation.  A Participant may designate a beneficiary who upon his or her death is to receive an Award that otherwise would have been paid to the Participant under the Plan.  All beneficiary designations shall be in writing and on a form approved by the Committee for such purpose, and any such designation shall only be effective if and when delivered to the Committee or its representative during the lifetime of the Participant.  In the event there is not a beneficiary designated on file for the Participant, such Participant’s beneficiary shall be deemed to be the Participant’s surviving spouse or, if there is no such spouse, the Participant’s estate.

(g) Withholding.  The Company may withhold from any Award payable under this Plan any applicable federal, state and local income and employment taxes and any other amounts which the Company is required by law to deduct and withhold from such Award or which the Company may reasonably estimate to be necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such Award.

(h) Plan Unfunded.  All amounts paid under the Plan shall be paid from the general assets of the Company.  The rights of any Participant or beneficiary to receive an Award or other benefit under the Plan shall be only those of a general unsecured creditor, and neither the Company nor the Board or the Committee shall be responsible for the adequacy of the general assets of the Company to meet and discharge Plan liabilities.  Awards under the Plan shall be reflected on the accounting records of the Company, but neither this Plan nor the maintenance of such accounting records shall be construed to create, or require the creation of, a trust, custodial account or escrow account with respect to any Participant.  No Participant shall have any right, title or interest whatsoever in or to any investment reserves, accounts or funds that the Company may purchase, establish or accumulate to aid in providing the unfunded Awards or other benefits described in the Plan.

(i) Binding Effect.  The Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Participants, their heirs, executors, administrators and legal representatives.

(j) Severability.  If any provision of this Plan is held unenforceable, the remainder of the Plan will continue in full force and effect without regard to such unenforceable provision and will be applied as though the unenforceable provision were not contained in the Plan.

(k) Governing Law.  The Plan will be construed in accordance with and governed by the laws of the State of Tennessee, without reference to the principles of conflict of laws.

(l) Headings.  Headings are inserted in this Plan for convenience of reference only and are to be ignored in any construction of the provisions of the Plan.

EXHIBIT A

Table of Maximum Potential Incentive Awards

	Participant Grouping
Corporate Performance Level	Chairman & CEO (I)	President & COO (II)	Other Executive Officers and Certain Other Key Employees (III)	Other Participants (IV)	Other Participants (V)

4	150.0%	100.0%	60.0%	50.0%	40.0%

3	100.0%	75.0%	45.0%	37.5%	30.0%

2 (target)	50.0%	50.0%	30.0%	25.0%	20.0%

1	25.0%	25.0%	15.0%	12.5%	10.0%
_______________

Note:
The maximum potential Incentive Award payable to each Participant under the Plan each Performance Period, based upon the Corporate Performance Level achieved and such Participant’s Participant Grouping for such Performance Period, is equal to the product of (i) a percentage (as set forth in the table above) of the Participant’s annual base salary on the first day of the applicable Performance Period, and (ii) a fraction, the numerator of which is the number of days in the applicable Performance Period and the denominator of which is 365.

A-1